Exhibit 23.1

KPMG LLP Vaughan Metropolitan Centre 100 New Park Place Suite 1400 Vaughan, ON Canada L4K 0J3 Telephone (905) 265-5900 Fax (905) 265-6390 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

We, KPMG LLP, consent to the incorporation by reference of our reports to the stockholders and board of directors of Tucows Inc. (the “Company”) on the consolidated financial statements of the Company, which comprise the consolidated balance sheets as at December 31, 2020 and December 31, 2019, the consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and notes to the consolidated financial statements including a summary of significant accounting policies, and on the effectiveness of internal control over financial reporting as of December 31, 2020, in this Registration Statement of Form S-8 dated November 4, 2021 relating to the registration of 80,000 Common Shares of the Company. Our reports are dated March 3, 2021. Our report on the consolidated financial statements of the Company refers to the change in the Company’s method for accounting for the adoption of ASC Topic 842: Leases.

Chartered Professional Accountants, Licensed Public Accountants

Vaughan, Canada
November 4, 2021